Mueller Industries, Inc. Reports First Quarter 2023 Earnings

COLLIERVILLE, Tenn., April 25, 2023 -- Mueller Industries, Inc. (NYSE: MLI) announces results for the first quarter of 2023. Results as compared with the first quarter of 2022 include:
•Operating Income of $229.1 million versus $212.7 million, an increase of 7.7%.
•Net Income of $173.2 million versus $158.3 million, an increase of 9.4%.
•EPS of $3.07 versus $2.78, an increase of 10.4%.
•Net Sales of $971.2 million versus $1.01 billion, a decrease of 3.8%.

First Quarter Highlights:
•The decrease in net sales was due to lower copper prices along with lower unit volume in our international mill businesses, partially offset by increased net sales in our downstream businesses that have a higher value add content. COMEX copper averaged $4.09 per pound, 10% lower than the first quarter of 2022.
•Adjusting for a $5.5 million gain on property the Company disposed of in 2022, operating income increased 10.6%.
•Cash generated from operations was $111.6 million, resulting in quarter end cash and short-term investments totaling $782.4 million. The Company has no net debt, and a current ratio of 4.3 to 1.
•Increased the quarterly dividend by 20% to $.30 per share.

Regarding the Company’s first quarter performance and outlook, Greg Christopher, Mueller’s CEO said, “Our first quarter results were in line with our 2022 year-end expectations, as reported. We entered the year anticipating that more challenging economic times were likely ahead and have adjusted accordingly. Our strong cash generation and solid balance sheet will enable us to continue delivering value to our shareholders and to pursue new growth opportunities that may arise.”

Mr. Christopher continued, “Subsequent to the end of the quarter, we reported that our factory in Covington, TN was severely damaged by a tornado. Most importantly, we are grateful that all of our employees were safe and without injury. As we rebuild, we have executed contingency plans, including the use of other Mueller production facilities and third party sourcing arrangements, to ensure a continuing reliable supply of products to our customers.

The losses, both to property and resultant business interruption, are expected to be covered by existing insurance policies. Therefore, we believe the impact of this event on our financial results will be immaterial.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	April 1, 2023	March 26, 2022

Net sales	$971,192	$1,010,002

Cost of goods sold	678,798	744,511
Depreciation and amortization	10,657	10,841
Selling, general, and administrative expense	52,631	47,456
Gain on sale of assets	—	(5,507)

Operating income	229,106	212,701

Interest expense	(143)	(158)
Interest income	6,235	160
Other income, net	2,236	620

Income before income taxes	237,434	213,323

Income tax expense	(61,357)	(54,199)
(Loss) income from unconsolidated affiliates, net of foreign tax	(984)	124

Consolidated net income	175,093	159,248

Net income attributable to noncontrolling interests	(1,854)	(932)

Net income attributable to Mueller Industries, Inc.	$173,239	$158,316

Weighted average shares for basic earnings per share	55,693	56,100
Effect of dilutive stock-based awards	707	810

Adjusted weighted average shares for diluted earnings per share	56,400	56,910

Basic earnings per share	$3.11	$2.82

Diluted earnings per share	$3.07	$2.78

Dividends per share	$0.30	$0.25

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended
(In thousands)	April 1, 2023	March 26, 2022

Summary Segment Data:

Net sales:
Piping Systems Segment	$662,479	$703,430
Industrial Metals Segment	165,234	174,312
Climate Segment	152,954	140,622
Elimination of intersegment sales	(9,475)	(8,362)

Net sales	$971,192	$1,010,002

Operating income:
Piping Systems Segment	$163,854	$160,488
Industrial Metals Segment	27,215	23,259
Climate Segment	53,988	36,700
Unallocated income (expenses)	(15,951)	(7,746)

Operating income	$229,106	$212,701

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	April 1, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$611,399	$461,018
Short-term investments	170,997	217,863
Accounts receivable, net	503,369	380,352
Inventories	452,826	448,919
Other current assets	28,420	26,501

Total current assets	1,767,011	1,534,653

Property, plant, and equipment, net	377,324	379,950
Operating lease right-of-use assets	29,897	22,892
Other assets	305,389	304,904

Total assets	$2,479,621	$2,242,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$1,108	$811
Accounts payable	179,244	128,000
Current portion of operating lease liabilities	6,249	4,942
Other current liabilities	220,144	214,542

Total current liabilities	406,745	348,295

Long-term debt	1,251	1,218
Pension and postretirement liabilities	11,260	13,055
Environmental reserves	16,060	16,380
Deferred income taxes	17,561	16,258
Noncurrent operating lease liabilities	22,773	16,880
Other noncurrent liabilities	16,502	16,349

Total liabilities	492,152	428,435

Total Mueller Industries, Inc. stockholders’ equity	1,962,307	1,790,914
Noncontrolling interests	25,162	23,050

Total equity	1,987,469	1,813,964

Total liabilities and equity	$2,479,621	$2,242,399

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	April 1, 2023	March 26, 2022

Cash flows from operating activities
Consolidated net income	$175,093	$159,248
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	10,746	10,930
Stock-based compensation expense	5,637	2,573
Provision for doubtful accounts receivable	(15)	125
Loss (income) from unconsolidated affiliates	984	(124)
Gain on disposals of properties	(115)	(5,507)
Deferred income tax expense	372	258
Changes in assets and liabilities:
Receivables	(111,547)	(116,610)
Inventories	(581)	(40,803)
Other assets	(17,950)	314
Current liabilities	50,842	54,344
Other liabilities	(2,275)	(1,752)
Other, net	427	(137)

Net cash provided by operating activities	111,618	62,859

Cash flows from investing activities
Capital expenditures	(7,556)	(5,259)
Insurance proceeds - capital related	8,000	—
Proceeds from the maturity of short term investments	50,000	—
Proceeds from sales of properties	118	6,219
Dividends from unconsolidated affiliates	644	959

Net cash provided by investing activities	51,206	1,919

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(16,729)	—
Repurchase of common stock	—	(3,972)
Repayments of debt	(56)	(56)
Issuance of debt by consolidated joint ventures, net	297	—
Net cash used to settle stock-based awards	(2,611)	(230)

Net cash used in financing activities	(19,099)	(4,258)

Effect of exchange rate changes on cash	2,573	301

Increase in cash, cash equivalents, and restricted cash	146,298	60,821
Cash, cash equivalents, and restricted cash at the beginning of the period	465,296	90,376

Cash, cash equivalents, and restricted cash at the end of the period	$611,594	$151,197